Exhibit 4.2

DESCRIPTION OF SECURITIES OF FIRST FOUNDATION INC.
REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, First Foundation Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.  The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and certain provisions of applicable law, including Delaware law and certain federal laws governing bank holding companies.

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists of 70,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).  The outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights

Holders of our Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors.

Dividend Rights

Holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

In the event of our liquidation, the holders of our Common Stock will be entitled to share ratably in any distribution of our assets after payment of all debts and other liabilities and the preferences payable to holders of shares of Preferred Stock then outstanding, if any.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Common Stock may act by unanimous written consent.

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

Blank Check Preferred Stock

Our Certificate of Incorporation authorizes 5,000,000 undesignated shares of Preferred Stock and permits our Board of Directors to issue Preferred Stock with rights or preferences that could impede the success of any attempt to change control of First Foundation Inc. For example, our Board of Directors, without stockholder approval, may create or issue Preferred Stock with conversion rights that could adversely affect the voting power of the holders of our Common Stock in connection with implementing a stockholder rights plan. Furthermore, shares of Preferred Stock, if any are issued, may have other rights, including economic rights, senior to Common Stock, and, as a result, the issuance thereof could depress the market price of our Common Stock.

No Cumulative Voting

Our Certificate of Incorporation and Bylaws do not provide holders of our Common Stock cumulative voting rights in the election of directors. The absence of cumulative voting could have the effect of preventing stockholders holding a minority of our shares of Common Stock from obtaining representation on our Board of Directors. The absence of cumulative voting might also, under certain circumstances, render more difficult or discourage a merger, tender offer or proxy contest favored by a majority of our stockholders, the assumption of control by a holder of a large block of our stock or the removal of incumbent management.

Advance Notice Requirements for Stockholder Proposals and Director Nominees

Our Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to our Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of the annual meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who (i) was a stockholder of record on the record date for the meeting, (ii) is entitled to vote at the meeting, and (iii) has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or to nominate candidates for election to the board prior to the date of the annual meeting. Although our Bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting, including the nomination of candidates for election to the Board in opposition to nominees of the Board of Directors, if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of First Foundation Inc.

Listing

Our Common Stock is traded on NASDAQ Global Stock Market under the trading symbol “FFWM.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc.

SMRH:4814-6196-0885.1	-2-
46PZ-220107